UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2024 (May 13, 2024)

Humana Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5975	61-0647538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Main Street, Louisville, Kentucky 40202
(Address of principal executive offices, including zip code)

(502) 580-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (b), (c), (d) and (e)

On October 11, 2023, Humana Inc. (the “Company”) announced that Bruce D. Broussard, Chief Executive Officer, would be stepping down from that role in the latter half of 2024 and that James A. Rechtin would become President and Chief Executive Officer at that time. The Company is now announcing that the date of that transition is expected to be July 1, 2024 (the “Transition Date”).

In connection with the transition, Mr. Broussard entered into an agreement with the Company, dated as of May 13, 2024 (the “Agreement”), the material terms of which are summarized below. The payments and benefits to which Mr. Broussard is entitled under the Agreement are generally subject to Mr. Broussard’s compliance with the terms and conditions of the Agreement.

Pursuant to the terms of the Agreement, Mr. Broussard agreed to continue to provide strategic advisory services after the Transition Date until March 1, 2025, and thereafter transition to the Company’s variable staffing pool (“VSP”) (temporary worker status) until March 1, 2026 (the “VSP Period”). During the VSP Period, Mr. Broussard will (i) continue to serve on the Board of Directors of The Humana Foundation, the Company’s philanthropic arm, (ii) provide strategic advisory services to the Foundation, including with respect to the on-going partnership with the Trust for the National Mall to promote the wellness benefits of outdoor activity and the National Mall as a source of health equity, and (iii) provide general strategic advice to the Company, including with respect to public policy and talent development. During the VSP Period, Mr. Broussard will not receive a salary, but will be paid an hourly rate for any work performed for the Company but not for The Humana Foundation.

Under the Agreement, Mr. Broussard will not receive any additional compensation or benefits, other than continued vesting of equity in accordance with applicable provisions under the Company’s stock incentive plan, and other existing compensation and benefits programs generally available to the Company’s associates, including VSP associates. Mr. Broussard will not be entitled to any severance benefits under the Company’s Executive Severance Policy.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K.
The Company also expects that Mr. Broussard will resign from the Company’s Board of Directors, and Mr. Rechtin will be elected to the Company’s Board of Directors, in each case effective as of July 1, 2024. Mr. Broussard’s expected resignation is not the result of any dispute or disagreement with the Company or the Company’s Board of Directors on any matter relating to the operations, policies or practices of the Company.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
10.1	Transition & Separation Agreement, dated as of May 13, 2024, by and between Humana Inc. and Bruce D. Broussard
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Joseph M. Ruschell
Joseph M. Ruschell
Vice President, Associate General Counsel & Corporate Secretary
Dated: May 13, 2024